UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Preliminary Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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[ ]  Definitive Proxy Statement
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[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or
     Section 240.14a-12

Microwave Filter Company, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Supplement #1 to Definitive Proxy Statement

This supplemental information should be read in conjunction with the Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission (the “SEC”) by the Company on February 9, 2012, which should be read in its entirety.

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Please vote ONLY the enclosed “White” proxy and …
 DO NOT sign (& return) ANY “blue” proxy you receive from Furlong!

Dear Shareholders:

By now, you may have received proxy material from a Mr. Daniel Rudewicz (or Furlong Financial, LLC) in connection with our upcoming Annual Meeting.  The mailing of his material was not authorized by our Board of Directors and is being done in direct opposition to our Board.

All Boards of publicly held companies have the fiduciary responsibility to act (at all times) in the best interests of the company’s shareholders; the Board of Directors of Microwave Filter Company, Inc. (hereinafter “MFCO”) is no different.

Microwave Filter Company Board Nominees vs. Dissident (Rudewicz Nominees)

The responsibility of the nominating committee of the Board is to select qualified candidates to serve as Directors on the Company’s Board; our nominating committee continues to provide that service to our Board … as it has in the past.

Let’s look at the facts:
MFCO Board nominees:	An experienced business law attorney and retired partner of a prominent law firm in Central New York (Robert Essig, Esq.) and a senior partner (and former GM Manufacturing Executive) of an Upstate New York management consulting firm (John Kennedy, MBA).

Rudewicz’s nominees:	A 27 year old Canadian citizen and a 28 year old law student from Washington, D.C. who apparently have no operational experience in a manufacturing company. We suspect both have the accumulated wisdom and business acumen that could reasonably be found in young men in their late 20’s.

While we accept the possibility that both of these young men may have good intentions, we respectfully submit that they are simply too young and inexperienced to take board seats away from …our more qualified candidates.

Page 2	Shareholder Letter 1

Creating Shareholder Value

Mr. Rudewicz (Furlong Financial LLC) claims that his nominees are primarily concerned about shareholder value whereas the current Board is not.  He suggests the repurchase of shares and the payment of dividends, among other things.

Let’s look at the facts:

Fact No. 1: Return on Shareholder’s Equity has been consistently improving over the last five years to the current level of 17% (annualized) for the 1st quarter of FY12 as shown in Figure 1.

RETURN ON EQUITY
20.00%
15.00%
10.00%
5.00%
0.00%
-5.00%
-10.00%
-15.00%
FY07
FY08
FY09
FY10
FY11
FY12
1ST QTR
UNAUDITED

Fact No. 2: Return on Sales (a measure of profitability per unit sales) has also been improving to almost 8% for the 1st quarter of FY12 as shown in Figure 2.

Page 3	Shareholder Letter 1

Fact No. 3:  The Board of Directors has authorized the payment of $678,850 in cash dividends to our shareholders over the last six years ($0.10 in 2006 and $0.15 in 2011).

Fact No. 4:  The Board of Directors has authorized and executed  the repurchase of 323,073 shares which represent an 11.1% buy back of the Company shares since FY2006.

Rudewicz  (Furlong Financial, LLC) Proposal No. 2

The second proposal that has been put forward by Mr. Rudewicz (Furlong Financial, LLC) (Proposal No. 2) would amend the MFC bylaws to provide mandatory access to your Company’s proxy material to a group of not more than 5 shareholders who own 15% of your Company’s stock for a period of as little as one month.

This would effectively bypass the Board of Directors nominating committee and provide leverage to a minority group of shareholders who have owned shares in your Company for a very brief period.  Your Company’s Directors have a fiduciary duty to represent all the shareholders interest. This proposal would empower a small minority who may use the extremely brief holding period for short term advantage by threatening the expense and disruption of a dissident slate of directors running against Board nominees with your Company paying the total cost of the proxy contest!

We feel strongly that this proposed amendment to our Company’s Bylaws is simply unnecessary since shareholders already have the ability to contact our Board and let us know of superior candidates to serve as outside Directors.  Should a vacancy come up and if the best candidate (for that vacancy) happened to be the one recommended by a shareholder, our Board (like any other) would naturally embrace that superior candidate.

Essentially, Mr. Rudewicz is trying to “fix” a problem … that doesn’t exist.

We have enclosed our most recent quarterly earnings report.  You can read for yourself how well our present Board & Management Team have performed for you … our shareholders.

Our fundamental and all-consuming goal is to increase long term shareholder value for all shareholders, particularly in these difficult and volatile economic times.  We believe we are on the right track and appreciate the loyalty and confidence of our shareholders.

Thank you for taking the time to read this letter.  Enclosed you will find another “WHITE” proxy.  We again ask you to please sign, date and return the “WHITE” proxy today, or cast your vote via the internet or telephone.  You are also urged to discard any blue proxy that you receive.

Robert R. Andrews	Carl F. Fahrenkrug, P.E.
Chairman	President and CEO

MICROWAVE FILTER COMPANY, INC.
2012 First Quarter Report
for 3 months ended
December 31, 2011
6743 KINNE STREET
EAST SYRACUSE, N.Y. 13057
315/438-4700 FAX: 315/463-1467

To: The Shareholders of Microwave Filter Company, Inc.

  I am pleased to report net income for the quarter ending December 31, 2011 increased to $102,817 (4 cents per share) as compared to net income of $47,593 (2 cents per share) for the same period last year (quarter ending December 31, 2010).

  While sales increased modestly (1.7%), higher profit margins were achieved through manufacturing and engineering cost improvements (overhead and materials), as well as, product sales mix.

  Figure 1 is a bar graph of Return on Sales (including the unaudited first quarter of FY 2012 results) indicating the progress Management has made in increasing the profitability per unit of sales.

   Figure 2 depicts the improvement in the Return on Equity over the last five years (with the first quarter of FY 2012 annualized).

  Management remains focused upon increasing shareholder value through the current volatile business climate.

   You are encouraged to review Microwave Filter Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2011 and other Securities and Exchange Commission filings.

Sincerely,

Carl F. Fahrenkrug, P.E.	Robert R. Andrews
President and CEO	Chairman

Microwave Filter Company and Subsidiaries
Consolidated Statements of Operations (unaudited)
For the Three Months Ended December 31, 2011 and 2010

	Three months ended
	December 31,
	2011	2010

Net sales	$1,317,207	$1,294,567

Cost of goods sold	813,995	827,308

Gross profit	503,212	467,259

Selling, general and administrative expenses	421,970	421,214

Income from operations	81,242	46,045

Other income (net)	21,575	1,548

Income before income taxes	102,817	47,593

Provision (benefit) for income taxes	0	0

NET INCOME	$102,817	$47,593

Per share data:

Basic and diluted earnings per share	$0.04	$0.02

Shares used in computing net
earnings per share:	2,586,227	2,589,885

Microwave Filter Company and Subsidiaries
Consolidated Statements of Cash Flows (unaudited)
For the Three Months Ended December 31, 2011 and 2010

	Three months ended
	December 31
	2011	2010

Cash flows from operating activities:

Net income	$102,817	$47,593

Adjustments to reconcile net income
to net cash provided by (used in)
operating activities:
Depreciation	37,583	22,759
Gain on sale of fixed assets	(20,000)	0

Change in assets and liabilities:
Accounts receivable	130,368	67,268
Federal and state income tax recoverable	25,402	0
Inventories	49,870	(17,252)
Prepaid expenses and other assets	12,247	20,292
Accounts payable and customer deposits	(37,811)	91,436
Accrued payroll, compensated absences
and related expenses	(39,691)	(36,128)
Other current liabilities	(51,899)	5,375

Net cash provided by (used in)
operating activities	208,886	201,343

Cash flows from investing activities:
Capital expenditures	(189,078)	(4,470)
Proceeds from sale of fixed assets	20,000	0

Net cash (used in) provided by
investing activities	(169,078)	(4,470)

Cash flows from financing activities:
Purchase of treasury stock	0	(1,912)

Net cash (used in) provided by
financing activities	0	(1,912)

Net increase (decrease) in cash
and cash equivalents	39,808	194,961

Cash and cash equivalents
at beginning of period	1,258,885	1,466,719

Cash and cash equivalents
at end of period	$1,298,693	$1,661,680

Supplemental Schedule of Cash Flow Information:
Income taxes paid	$15,000	$0

Microwave Filter Company and Subsidiaries
Consolidated Balance Sheets
December 31, 2011 (unaudited) and September 30, 2011

	December 31, 2011	September 30, 2011
Assets
Current Assets:
Cash and cash equivalents	$1,298,693	$1,258,885
Accounts receivable-trade, net of
allowance for doubtful accounts
of $26,000 and $26,000	221,686	352,054
Federal and state income tax recoverable	0	24,828
Inventories, net	517,391	567,261
Prepaid expenses and other current assets	81,867	94,114

Total current assets	2,119,637	2,297,142

Property, plant and equipment, net	769,313	617,818

Total assets	$2,888,950	$2,914,960

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$151,701	$195,535
Customer deposits	57,909	51,886
Accrued federal and state income taxes	574	0
Accrued payroll and related expenses	39,421	57,514
Accrued compensated absences	228,845	250,443
Other current liabilities	31,755	83,654

Total current liabilities	510,205	639,032

Total liabilities	510,205	639,032

Stockholders' Equity:
Common stock, $.10 par value
Authorized 5,000,000 shares, Issued
4,324,140 shares in 2012 and 2011,
Outstanding 2,586,227 shares in 2012
and 2011	432,414	432,414
Additional paid-in capital	3,248,706	3,248,706
Retained earnings	388,302	285,485

Common stock in treasury, at cost
1,737,913 shares in 2012 and 2011	(1,690,677)	(1,690,677)

Total stockholders' equity	2,378,745	2,275,928

Total liabilities and stockholders' equity	$2,888,950	$2,914,960

PROXY

This proxy is Solicited by The Board of Directors of Microwave Filter Company, Inc.
Proxy for 2012 Annual Meeting of Shareholders

The undersigned hereby appoints Robert R. Andrews and Carl F. Fahrenkrug proxies of the undersigned, with full power of substitution, to vote shares of common stock of the Company which the undersigned is entitled to vote at the 2012 Annual Meeting of the Shareholders to be held on Wednesday, March 28, 2012 at 10:00 a.m. and any adjournments thereof as follows:

(1)  ELECTION OF DIRECTORS

Instructions:
To vote for all nominees, place an X in box number 1.  To withhold authority to vote for any individual nominee, place an X in box number 2, and draw a line through his/her name in the list below.

                           1.    [  ] For All Nominees

                           2.    [  ] For All Nominees Except Those With A Line Through Their Name

Robert D. Essig    John J. Kennedy    Anne Tindall

The Board of Directors recommends a vote FOR all nominees.

(2)  Proposal to ratify the appointment of EFP Rotenberg, LLP as the Company’s independent auditors for the fiscal year ending September 30, 2012.

The Board of Directors recommends a vote FOR this proposal.

FOR [  ]     AGAINST [  ]    ABSTAIN [  ]

(3)  In their discretion, the proxies are authorized to vote upon other matters properly coming before the meeting or any adjournments thereof.

The Board of Directors recommends a vote FOR this proposal.

FOR [  ]     AGAINST [  ]    ABSTAIN [  ]

This proxy will be voted as directed by the undersigned.  IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL (1), (2) and (3).

NOTE:  Please date and sign exactly as your name or names appear below and return in the enclosed postage paid envelope.

When signing as an Attorney, Executor, Trustee, Guardian or Officer of a Corporation, please give title as such.

_______________________	_________
Signature	Date

_______________________	_________
Signature if held jointly	Date

IMPORTANT:
  To assist the Company in planning the Annual Meeting please check the following:

I plan to attend the Annual Meeting  _____    I do not plan to attend the Annual Meeting  _____